FOR IMMEDIATE RELEASE

Contact:

Stephen Martin

SVP, Public Relations

585-394-4260 ext.36068 (w)

585-733-4573 (cell)

smartin@cnbank.com

Canandaigua National Bank & Trust Announces Retirement & Promotions

Canandaigua, NY, September 29, 2011: Canandaigua National Bank and Trust (CNB) announce that Executive Vice President, Robert G. Sheridan has resigned as Secretary of Canandaigua National Corporation, the Bank’s parent Company, effective September 1, 2011.  He will continue in his role as bank Cashier and will assist Ms. Serinis, Mr. Spaker, Mr. Babbitt and Mr. Pasley in their new roles.

Mr. Sheridan, Executive Vice President and President of CNB Mortgage Co, has been with CNB for more than 43 years, beginning as a teller at the Honeoye community office. He is a graduate of St. Bonaventure University and has served on the Canandaigua City School District’s Board of Education, Granger Homestead and United Way of Ontario County boards, to name a few.

Sheridan’s day-to-day job functions have been fulfilled with the following changes:

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Karen Serinis has been promoted to Executive Vice President of Retail Banking & Consumer Lending

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Christopher Spaker, Senior Vice President has been promoted to President of CNB Mortgage Company

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Steven Swartout, Executive Vice President & Corporate Counsel will also serve as CNC Secretary

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Gary Babbitt, Executive Vice President – Commercial Services will be Chief Lending Officer for both Commercial and Consumer Lending

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Brian Pasley joins CNB as Senior Vice President – Consumer Loan Product and Operations Manager

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Brenda Stoker continues as Vice President- Consumer Lending Manager

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Lisa Blakesley has been promoted to Senior Vice President of the Retail Branch Network.

Sheridan will continue to serve as Chairman of the Asset Review Committee of the Bank board as well as a member of the Board of the Mortgage Company and as a member of the CNC Board of Directors.

Details of a community reception celebrating Mr. Sheridan’s accomplishments will be forthcoming.

Founded in 1887, Canandaigua National Bank and Trust is the Rochester & Finger Lakes region’s ONLY local, full-service, community-owned financial institution, with 24 branches in Ontario and Monroe Counties.

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